Exhibit 99.1

                           FARMERS & MERCHANTS BANCORP
                             DECLARES CASH DIVIDEND


The Board of Directors of Farmers & Merchants Bancorp recently declared a cash dividend of $2.80 per share, a 33.3% increase from the $2.10 per share paid in July 2003. The total cash dividend payment of $2.2 million is an increase of 39.3% over the prior year. The cash dividend will be paid on July 1, 2004, to stockholders of record on June 14, 2004.

"Farmers & Merchants Bank's strong first quarter financial performance represented the 25th consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board of Directors are extremely pleased with year-to-date results and unanimously approved the cash dividend with an increase over the prior year. This is the seventh consecutive year that the mid-year cash dividend has been increased." said Kent A. Steinwert, President and Chief Executive Officer.

In April, Farmers & Merchants Bancorp reported record first quarter net income of $3,901,664 or $5.12 per share of common stock which represents a 15.6% increase over the same period in 2003. In addition, loans outstanding grew 16.0%, total core deposits, excluding time deposits, increased 11.3%, and total assets were $1,121,561,023 up 4% over March 2003. Return on Average Assets for the quarter continued to strengthen and exceeded 1.38% up from 1.35% for the same quarter 2003. Return on Average Equity for the quarter improved by 109 basis points to 14.07% in comparison to the prior year.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank with over $1 billion in assets. F&M Bank proudly serves California's Great Central Valley through 17 branch offices conveniently located from Sacramento to Turlock.